Exhibit 23.1

CONSENT OF Independent REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Amendment No. 2 to Form S-4 (No. 333-268345) of Welsbach Technology Metals Acquisition Corp. (the “Company”) of our report dated March 24, 2022, with respect to our audit of the Company’s financial statements for the period May 27, 2021 (inception) to December 31, 2021, which appears in the Prospectus as part of this Registration Statement. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

February 7, 2023